Exhibit 21

List of Subsidiaries

GCL Global Limited
RF Acquisition Corp.
Grand Centrex Limited
GCL Global Pte. Ltd.
2Game Digital Limited
2 Game Pro Ltda.
2Game Digital DMCC
4Divinity Pte. Ltd.
4Divinity UK Ltd.
4Divinity HK Ltd.
4Divinity Japan Ltd.
Digital Hub Pte. Ltd.
GCL Taiwan Co., Ltd.
Epicsoft Asia Pte. Ltd.
Epicsoft (Hong Kong) Limited
Epicsoft Malaysia Sdn. Bhd.
Hainan GCL Technology Co. Ltd.
Martiangear Pte. Ltd.
Starry Jewelry Pte. Ltd.
Titan Digital Media Pte. Ltd.
Ban Leong Technologies Pte Ltd
Ban Leong Technologies Sdn Bhd
Ban Leong Chin Inter Co., Ltd.
AV Labs International Pte Ltd
Shenfang Universe (Shanghai) Technology Co., Ltd.
Shenfang Interactive (Hangzhou) Technology Co., Ltd.